Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter ended March 31, 2013

Houston, Texas— May 16, 2013-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended March 31, 2013.

William C. Rankin, GeoMet’s President and Chief Executive Officer, commented, “Operating results for the quarter were generally in line with expectations. Although the prices received for our natural gas were much improved from the lows in 2012, the impact on the quarterly results was minimal due to the high level of hedges the Company had in place. More importantly, the sentiment related to natural gas has improved markedly since 2012.” Mr. Rankin went on to say, “As announced last week, we have executed an agreement for the sale of all of our coalbed methane assets in the State of Alabama for a purchase price of $63.2 million. In connection with this sale, we also executed the Fifth Amendment to our Credit Agreement.  Upon the closing of the sale, we expect to eliminate the borrowing base deficiency under our Credit Agreement and alleviate many of the constraints which the non-conforming tranche has placed on the Company; however, the maturity date of April 2, 2014 is unchanged.”

First Quarter 2013 Financial and Operating Results

For the quarter ended March 31, 2013, GeoMet reported a net loss of $5.8 million. Included in the net loss was a $5.5 million loss on natural gas derivatives. For the quarter ended March 31, 2012, GeoMet reported a net loss of $52.9 million. Included in the net loss was a charge of $44.0 million to provide a full valuation allowance for the net deferred tax asset, net of the 2012 income tax benefit, and a $15.8 million impairment to the Company’s gas properties, offset by a $10.0 million gain on natural gas derivatives.

For the quarter ended March 31, 2013, GeoMet reported a net loss available to common stockholders of $7.3 million, or $0.18 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended March 31, 2013 were non-cash charges of $0.5 million for accretion of preferred stock and $1.1 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended March 31, 2012, GeoMet reported a net loss available to common stockholders of $54.7 million, or $1.37 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended March 31, 2012 were non-cash charges of $0.5 million for accretion of preferred stock and $1.2 million for PIK dividends paid on preferred stock.

For the quarter ended March 31, 2013, Adjusted EBITDA decreased to $6.5 million from $6.8 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Loss.

Revenues for the quarter ended March 31, 2013 were $10.9 million, as compared to $10.2 million for the prior year quarter. The average natural gas price for the quarter ended March 31, 2013 was $3.50 per Mcf as compared to the prior year quarter average of $2.79 per Mcf.

Average net gas sales volumes for the quarter ended March 31, 2013 were 34.5 MMcf per day, a 13% decrease from the same quarter in 2012. Production for the quarter was negatively impacted by high line pressure and compression and mechanical downtime in our Pinnate wells in Central Appalachia, as well as mining activities and cost saving initiatives in our non-operated wells in the Black Warrior Basin.

Management’s Current Business Plan

Management’s current business plan is primarily focused on eliminating the borrowing base deficiency, maintaining compliance with the Credit Agreement, as amended, maintaining production levels and controlling costs.  In addition, the Company recently executed a purchase and sale agreement for all of the Company’s coalbed methane properties in Alabama that were being marketed for sale by an asset divestiture firm.  Management will continue to evaluate the viability of additional asset sales or strategic corporate transactions.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are GeoMet’s ability to close the sale of the Alabama properties, the amount of net proceeds GeoMet expects to receive after purchase price adjustments, volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, reductions in the borrowing base under our credit agreement made by our lenders, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter ended March 31, 2013 on May 16, 2013 at 10:30 a.m. Central Time. To participate, dial (888) 539-3678 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 1303393. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on May 16, 2013 and will be available through May 31, 2013. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 1303393 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	2013	2012
Revenues:
Gas sales	$10,879	$10,143
Other	45	76
Total revenues	10,924	10,219
Expenses:
Production expenses	6,859	7,150
Depreciation, depletion and amortization	1,506	3,630
Impairment of gas properties	—	15,779
General and administrative	998	1,303
Restructuring costs	70	—
Losses (gains) on natural gas derivatives	5,535	(10,017)
Total operating expenses	14,968	17,845
Operating loss	(4,044)	(7,626)
Total other income (expense):	(1,705)	(1,277)
Loss before income taxes from continuing operations	(5,749)	(8,903)
Income tax expense	6	44,024
Loss from continuing operations	(5,755)	(52,927)
Discontinued operations	—	(21)
Net loss	$(5,755)	$(52,948)
Accretion of discount on Series A Convertible Redeemable Preferred Stock	(493)	(462)
Paid-in-kind dividends on Series A Convertible Redeemable Preferred Stock	(1,076)	(1,240)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(1)	(1)
Net loss available to common stockholders	$(7,325)	$(54,651)
Net loss per common share:
Net loss per common share—basic	$(0.18)	$(1.37)
Net loss per common share—diluted	$(0.18)	$(1.37)
Weighted average number of common shares:
Basic	40,457	39,748
Diluted	40,457	39,748

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$7,382	$7,234
Accounts receivable	4,514	6,249
Inventory	270	263
Derivative asset—natural gas contracts	—	3,930
Other current assets	1,234	1,437
Total current assets	13,400	19,113

Property and equipment—net	73,662	75,125

Total other noncurrent assets	795	2,088

TOTAL ASSETS	$87,857	$96,326

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$3,248	$5,729
Royalties payable	3,537	3,831
Accrued liabilities	3,502	1,794
Deferred income taxes	—	1,126
Derivative liability—natural gas contracts	5,543	920
Asset retirement obligations	44	73
Current portion of long-term debt	5,800	10,300
Total current liabilities	21,674	23,773

Long-term debt	129,000	129,000
Asset retirement obligations	13,542	13,235
Derivative liability—natural gas contracts	1,718	1,636
Other long-term accrued liabilities	136	144
TOTAL LIABILITIES	166,070	167,788
Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	36,345	35,852
Stockholders’ Deficit:
Total stockholders’ deficit	(114,558)	(107,314)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$87,857	$96,326

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	3 Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$4,815	$6,525
Net cash (used in) provided by investing activities (1)	(163)	2,265
Net cash used in financing activities (2)	(4,504)	(8,458)
Effect of exchange rates changes on cash	—	1
Increase in cash and cash equivalents	148	333
Cash and cash equivalents at beginning of period	7,234	458
Cash and cash equivalents at end of period	$7,382	$791

(1)         Net cash provided by investing activities for the three months ended March 31, 2012 primarily consisted of the return of basis in the settlement of natural gas derivative contracts acquired in a November 2011 asset purchase.

(2)         Net cash used in financing activities primarily consisted of reduction of bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended March 31,
	2013	2012
Gas sales	$10,879	$10,143
Lease operating expenses	$4,469	$4,461
Compression and transportation expenses	1,839	2,241
Production taxes	550	470
Total production expenses	$6,858	$7,172
Net sales volumes (Consolidated) (MMcf)	3,108	3,629
Pond Creek and Lasher fields	1,452	1,507
Pinnate wells (Central Appalachian Basin)	753	1,008
Gurnee field (Cahaba Basin)	396	457
Black Warrior Basin fields	507	657
Per Mcf data ($/Mcf):
Average natural gas sales price (Consolidated)	$3.50	$2.79
Pond Creek and Lasher fields	$3.60	$2.94
Pinnate wells (Central Appalachian Basin)	$3.40	$2.60
Gurnee field (Cahaba Basin)	$3.44	$2.77
Black Warrior Basin fields	$3.43	$2.76
Average natural gas sales price realized (Consolidated)(1)	$4.50	$4.12
Lease operating expenses (Consolidated)	$1.44	$1.23
Pond Creek and Lasher fields	$1.21	$1.05
Pinnate wells (Central Appalachian Basin)	$1.68	$1.42
Gurnee field (Cahaba Basin)	$2.77	$2.46
Black Warrior Basin fields	$0.67	$0.45
Compression and transportation expenses (Consolidated)	$0.59	$0.62
Pond Creek and Lasher fields	$0.58	$0.53
Pinnate wells (Central Appalachian Basin)	$1.04	$1.18
Gurnee field (Cahaba Basin)	$0.31	$0.28
Black Warrior Basin fields	$0.19	$0.18
Production taxes (Consolidated)	$0.18	$0.13
Pond Creek and Lasher fields	$0.19	$0.16
Pinnate wells (Central Appalachian Basin)	$0.15	$0.06
Gurnee field (Cahaba Basin)	$0.15	$0.12
Black Warrior Basin fields	$0.20	$0.16
Total production expenses (Consolidated)	$2.21	$1.98
Pond Creek and Lasher fields	$1.98	$1.74
Pinnate wells (Central Appalachian Basin)	$2.87	$2.66
Gurnee field (Cahaba Basin)	$3.23	$2.86
Black Warrior Basin fields	$1.06	$0.79
Depletion (Consolidated)	$0.47	$0.97

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At March 31, 2013, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
Second Quarter of 2013	2,912,000	$3.60
Third Quarter of 2013	2,944,000	$3.60
Fourth Quarter of 2013	2,944,000	$3.60
First Quarter of 2014	1,440,000	$3.82
	10,240,000

At March 31, 2013, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

	Three Months Ended
	March 31,
	2013	2012

Net loss	$(5,755)	$(52,948)
Add: Interest expense, net of interest income and amounts capitalized and amortization of loan fees	1676	1,272
Add: Other expense (income)	29	5
Add : Income tax expense	6	44,024
Add: Impairment of gas properties and other	—	15,779
Add : Depreciation, depletion and amortization	1,506	3,631
Add (Deduct): Unrealized losses (gains) on derivative contracts	8,635	(5,224)
Add: Stock based compensation	59	115
Add: Accretion expense — asset retirement obligations	317	196
Adjusted EBITDA	$6,473	$6,850

The table above reconciles Adjusted EBITDA to net loss. Adjusted EBITDA is defined as net loss before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization, impairment of gas properties and other, unrealized losses (gains) on natural gas derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.